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                                                                                                 EXHIBIT 12
                                                      SONAT INC. AND SUBSIDIARIES

                                                   Computation of Ratios of Earnings
                                              from Continuing Operations to Fixed Charges
                                                         Total Enterprise (a)



                                               Six Months Ended June 30,           Years Ended December 31,


                                                    1995        1994      1994       1993       1992        1991          1990

                                                                      (In Thousands)

Earnings from Continuing Operations:
    Income (loss) before income taxes             $ 65,965    $115,296  $154,871   $364,198   $133,728    $ 98,374      $127,811
Fixed charges (see computation below)               87,731      62,516   125,916    128,468    156,428     175,980       165,021
    Less allowance for interest capitalized         (3,438)     (3,571)   (6,692)    (4,101)    (8,422)     (7,951)       (6,184)
Total Earnings Available for Fixed Charges        $150,258    $174,241  $274,095   $488,565   $281,734    $266,403      $286,648


Fixed Charges:
    Interest expense before deducting
        interest capitalized                      $ 85,652    $ 59,128  $120,295   $122,204   $149,165    $168,510      $158,550
    Rentals(b)                                       2,079       3,388     5,621      6,264      7,263       7,470         6,471

                                                  $ 87,731    $ 62,516  $125,916   $128,468   $156,428    $175,980      $165,021


Ratio of Earnings to Fixed Charges                     1.7         2.8       2.2        3.8        1.8         1.5           1.7

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(a) Amounts  include  the  Company's  portion of the  captions as they relate to persons accounted for by the equity method.

(b) These amounts represent 1/3 of rentals which approximate the interest factor applicable to such rentals of the Company and its subsidiaries and continuing unconsolidated affiliates.